EXHIBIT 1.2

INCELLDX, INC.

SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 27, 2012 by and among InCellDx, Inc., a Delaware corporation (the “Company”) and each of the investors, severally and not jointly, listed on the Schedule of Purchasers attached hereto as Exhibit A (each of which is herein referred to as a “Purchaser” and collectively as the “Purchasers”).

1.                                       Purchase and Sale of Series A-1 Preferred Stock and Series A-1 Warrants.

1.1                                 Sale and Issuance of Series A-1 Preferred Stock and Series A-1 Warrants.

a.                                       Authorization.  The Company has authorized the sale and issuance of (i) up to 3,636,363 shares (the “Shares”) of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred”) having the rights, privileges, preferences and restrictions set forth in the Third Amended and Restated Certificate of Incorporation attached hereto as Exhibit B (the “Restated Certificate”), (ii) for those Purchasers purchasing Shares in the Initial Closing (as defined below), the Series A-1 Warrants (as defined below) and (iii) the reservation of shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) upon conversion of the Shares and the shares of Series A-1 Preferred issuable upon exercise of the Series A-1 Warrants (collectively, the “Conversion Shares”).

b.                                      Filing of Restated Certificate.  The Company has filed with the Secretary of State of the State of Delaware the Restated Certificate.

c.                                       Consideration; Payment of Purchase Price.

i.                                          Subject to the terms and conditions of this Agreement, the Company hereby agrees to issue and sell (A) to each Purchaser and each Purchaser hereby agrees to purchase from the Company at the Closing (as defined below) that number of Shares set forth on Exhibit A in the column designated “Number of Series A-1 Shares” at a purchase price of $1.65 per share (the “Purchase Price”) and (B) to each Purchaser purchasing Shares in the Initial Closing, a Series A-1 Warrant.

ii.                                       At the Initial Closing, Bio-Reference Laboratories, Inc. (“BRLI”) is acquiring an aggregate of 3,636,363 Shares (the “BRLI Shares”) and shall pay the Purchase Price for such BRLI Shares as follows:

A.                                   An aggregate of 2,424,242 of the BRLI Shares (the “BRLI Cash Shares”) shall be issued to BRLI in exchange for the cash payment by BRLI in the aggregate amount of $3,999,999.30 by wire transfer of immediately available funds to an account designated by the Company.

B.                                     An aggregate of 1,212,121 of the BRLI Shares (the “BRLI Loan Shares”) shall be issued to BRLI in exchange for a loan by the Company to BRLI

(the “BRLI Loan”), as evidenced by the issuance by BRLI to the Company of a promissory note in the principal amount of $1,999,999.65 in the form attached hereto as Exhibit C (together with the Pledge and Security Agreement referenced therein, the “BRLI Promissory Note”).

d.                                      Series A-1 Warrants.  The Company shall issue to the Purchasers purchasing Shares in the Initial Closing warrants to purchase up to an aggregate of 675,000 shares of Series A-1 Preferred, with such warrants to be allocated among such Purchasers on a pro rata basis according to the number of Shares each such Purchaser is purchasing in the Initial Closing, as set forth on Exhibit A (each, a “Series A-1 Warrant” and collectively, the “Series A-1 Warrants”).  The Series A-1 Warrants shall be exercisable at a price per share equal to the Purchase Price.  BRLI shall receive (i) a Series A-1 Warrant exercisable for 450,000 shares of Series A-1 Preferred in connection with the issuance of the BRLI Cash Shares (the “First BRLI Warrant”) in the form attached hereto as Exhibit D-1 and (ii) a Series A-1 Warrant exercisable for an additional 225,000 shares of Series A-1 Preferred in connection with the issuance of the BRLI Loan Shares (the “BRLI Loan Warrant”) in the form attached hereto as Exhibit D-2.

1.2                                 Closing Dates; Deliveries.

a.                                       Initial Closing.  The sale and purchase of the Shares and, as applicable, the Series A-1 Warrants, under this Agreement shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”).  The initial Closing (the “Initial Closing”) shall take place at 10:00 a.m. Pacific Time on the date hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, or at such other time or place as the Company and the Purchasers purchasing at least a majority of such Shares in the Initial Closing shall mutually agree upon in writing.

b.                                      Subsequent Closings.  If less than all of the Shares are sold and issued at the Initial Closing, then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a “Subsequent Closing”), through December 31, 2012, up to the balance of the unissued Shares to one or more of the Purchasers purchasing Shares at the Initial Closing.  Any such sale and issuance in a Subsequent Closing shall be on the same terms and conditions as those contained herein, and such persons or entities shall, upon execution of the relevant signature pages, become parties to, and be bound by, this Agreement, the Second Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit E (the “Rights Agreement,” and together with this Agreement, the “Agreements”), without the need for an amendment to any of the Agreements except to add such person’s or entity’s name to the appropriate exhibit to such Agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing.  Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company.

c.                                       Stock Certificates and Series A-1 Warrants.

i.                                          Promptly after the Initial Closing, (A) the Company shall deliver to BRLI (y) a certificate registered in BRLI’s name, representing the BRLI Cash Shares and (z) the First BRLI Warrant and (B) the Company shall hold in escrow (y) a certificate registered in BRLI’s name, representing the BRLI Loan Shares (the “BRLI Loan Certificate”)

and (z) the BRLI Loan Warrant.  Notwithstanding any other provision of this Agreement, the BRLI Loan Certificate and the BRLI Loan Warrant shall be held by the Company until either (I) the entire outstanding principal balance of the BRLI Promissory Note, together with all unpaid accrued interest thereon, is paid in full prior to the Maturity Date (as defined in the BRLI Promissory Note), at which time the Company shall promptly deliver to BRLI the BRLI Loan Certificate and the BRLI Loan Warrant or (II) the entire outstanding principal balance of the BRLI Promissory Note, together with all unpaid accrued interest thereon, is not paid in full prior to the Maturity Date, at which time the BRLI Loan Certificate and the BRLI Loan Warrant shall each be cancelled and replaced by a Substitute BRLI Loan Certificate and a Substitute BRLI Loan Warrant, respectively, each registered in BRLI’s name for the number of Series A-1 Preferred shares and the number of Series A-1 Warrant shares corresponding to the principal amount actually paid on the BRLI Note, which Substitute BRLI Loan Certificate and Substitute BRLI Loan Warrant shall each be promptly delivered to BRLI.

ii.                                       Subject to Section 1.2(c)(i), immediately after each Closing, the Company shall deliver to each Purchaser a certificate registered in the Purchaser’s name, representing the Shares being purchased by such Purchaser against payment of the purchase price therefor by (A) check payable to the Company; (B) wire transfer to a bank account designated by the Company; (C) conversion or cancellation of indebtedness; (D) in the case of BRLI only, by loan as evidenced by the BRLI Promissory Note; or (E) by any combination of the foregoing methods.

1.3                                 Use of Proceeds.  The Company shall use the proceeds from the sale and issuance of the Shares to repay all of the outstanding principal and interest accruing under the secured convertible promissory notes (as the same have been amended to date, the “Notes”) issued pursuant to that certain Note and Warrant Purchase Agreement dated as of March 14, 2011 (the “Bridge Agreement”).  The Company hereby covenants and agrees to repay to the holders of the Notes all outstanding principal of all of the Notes, together with all accrued interest thereon, on the date of the Initial Closing, and the Purchasers hereby acknowledge and consent to such repayment of principal and payment of interest.  The holders of the Notes are intended third-party beneficiaries of this Section 1.3 and Section 2.3(e) below and shall have the right, power and authority to enforce the provisions hereof and thereof as though they were parties hereto.  The Company shall use the remainder of the proceeds from the sale and issuance of the Shares for the development of selected products and for working capital purposes.

2.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers that, except as set forth on the Schedule of Exceptions attached hereto as Exhibit F (the disclosures made with respect to any subparagraph shall be considered to be made for purposes of all subparagraphs of the Schedule of Exceptions to the extent that such item of disclosure is reasonably apparent that such disclosure applies to such other subparagraphs), which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1                                 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and to enter into and carry out the provisions of the Agreements.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its financial condition, business or properties.

2.2                                 Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation or other business entity.  The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.3                                 Capitalization.

a.                                       Immediately prior to the Closing, the authorized and outstanding capital stock of the Company consists of the following:

(1)                                  11,986,363 authorized shares of Preferred Stock, par value $0.0001 (the “Preferred Stock”), of which (A) 2,000,000 shares are designated Series A Preferred Stock, all of which are issued and outstanding, and (B) 4,986,363 shares are designated Series A-1 Preferred Stock, none of which is issued or outstanding.

(2)                                  22,500,000 authorized shares of Common Stock, 7,925,001 shares of which are issued and outstanding.  All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and were issued in compliance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws or pursuant to valid exemptions therefrom.

b.                                      The Company has reserved 750,000 shares of the Common Stock for future issuance to officers, directors, employees and consultants of the Company under its 2010 Equity Incentive Plan (the “Plan”).  Options to purchase 750,000 shares of the Common Stock have been granted and options to purchase 750,000 shares of the Common Stock are currently outstanding under the Plan, and no shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options pursuant to the Plan.

c.                                       Except for the warrants issued pursuant to the Bridge Agreement (the “Existing Warrants”) and the Series A-1 Warrants, and as otherwise set forth in the Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any of its securities or any other agreements to participate in the profits of the Company.

d.                                      All outstanding shares of the Common Stock are subject to a right of first refusal in favor of the Company upon transfer as set forth in the Company’s Bylaws.

e.                                       From and after the Initial Closing, pursuant to the terms of the Existing Warrants, (i) the “Warrant Shares” (as defined in the Existing Warrants) shall be, and the Existing Warrants shall be exercisable for, Series A-1 Preferred and (ii) the “Exercise Price” (as defined in the Existing Warrants) shall be $1.32 per share, which is 80% of the Purchase Price, such Exercise Price being subject to adjustment in accordance with the terms of the Existing Warrants.

2.4                                 Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization and filing of the Restated Certificate and the authorization, execution and delivery of the Agreements, and the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance and delivery of the Shares, the Series A-1 Warrants, the shares issuable upon the exercise of the Series A-1 Warrants (the “Series A-1 Warrant Shares”) and the Conversion Shares (together with the Shares, the Series A-1 Warrants and the Series A-1 Warrant Shares, collectively the “Securities”) has been taken or will be taken prior to the Initial Closing, and the Agreements, when executed and delivered will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.5                                 Valid Issuance of Securities.  The Shares and the Series A-1 Warrant Shares that are being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof and in accordance with the terms of the Series A-1 Warrants, in each case for the consideration expressed herein and therein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under this Agreement and applicable state and federal securities laws.  Based in part upon the representations of the Purchasers in this Agreement, the Shares and the Series A-1 Warrant Shares will be exempt from registration under the Securities Act and will be issued in compliance with registration or qualification provisions of the Securities Act and all applicable state securities laws or pursuant to valid exemptions therefrom.  The Conversion Shares have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, shall be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and applicable state and federal securities laws.  Based in part upon the representations of the Purchasers in this Agreement, such Conversion Shares if issued at a Closing would be exempt from registration under the Securities Act and will be issued in compliance with registration or qualification provisions of the Securities Act and all applicable state securities laws or pursuant to valid exemptions therefrom.  Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of exemptions set forth above.

2.6                                 Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Securities or the consummation of any other transactions contemplated by this Agreement, except for (a) the filing of the Restated Certificate with the office of the Secretary of State of the State of Delaware, which was filed and accepted by the Secretary of State of the State of Delaware prior to the Initial Closing, (b) the filing of such notices as may be required under the Securities Act, which will be timely filed within the applicable period therefor and (c) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable period therefor.

2.7                                 Financial Statements.  The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), other than (a) liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (b) obligations under contracts and commitments incurred in the ordinary course of business which would not be required to be reflected in the financial statements prepared in accordance with generally accepted accounting principles.  The financial statements and summaries provided to BRLI for fiscal years 2010 and 2011 are true, complete and accurate in all material respects.

2.8                                 Agreements; Action.

a.                                       Except for agreements explicitly contemplated by the Agreements, there are no agreements, understandings, instruments, proposed transactions or contracts to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, other than licenses arising from the purchase of “off the shelf” or other standard products, (iii) the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s products or services or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services, or (iv) indemnification by the Company with respect to infringements of any patent, copyright, trade secret or other proprietary right to or from the Company (each, a “Material Contract” and collectively, the “Material Contracts”).  To the Company’s knowledge, all of the Material Contracts are valid, binding and in full force and effect in all material respects, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and other general principles of equity.  Neither the Company nor, to the Company’s knowledge, any other party to the Material Contracts is in material default under any such Material Contracts.

b.                                      The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness individually in excess of $10,000 or, if less than $10,000, in excess of $25,000 in the aggregate, (iii) other than the BRLI Loan, made any loans or advances to any person or entity, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

c.                                       For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.9                                 Compliance with Other Instruments.  The Company is not in violation or default of any provision of its Restated Certificate or Bylaws, each as amended and in effect as of the Initial Closing.  The Company is not in violation of, or default under any provision of any mortgage, loan, contract, agreement, instrument, commitment, judgment, order, decree, or obligation to which it is a party or by which it or any of its properties or assets are bound, which violations or defaults would materially adversely affect the business, properties or financial condition of the Company, taken as a whole.  The Company is not in violation of any provision of any federal, state or local statute, rule or governmental regulation applicable to the Company which would materially adversely affect the business, properties or financial condition of the Company, taken as a whole.  The execution, delivery, and performance of and compliance with the Agreements, the issuance and sale of the Shares (and the Common Stock issuable upon conversion of the Shares purchased under this Agreement) will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.

2.10                           Intellectual Property.

a.                                       The Company owns and possesses all right, title and interest in and to, or otherwise has valid and enforceable licenses or other rights to use all trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights or processes, and, to the Company’s knowledge, patents and patent applications (collectively, “Intellectual Property”) necessary to operate its business as presently conducted and proposed to be conducted.  Except for standard end-user license agreements and support/maintenance agreements, there are no outstanding options, licenses, agreements, encumbrances or shared ownership interests of any kind relating to the Company’s Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity.  To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) conflicts with or infringes upon the intellectual property rights of others.  To the Company’s knowledge, the Company has not violated any of the intellectual property rights of any other person or entity.  The Company has not received any communications alleging that the Company has violated the intellectual property rights of any other person or entity, nor is the Company aware of any basis therefor.

b.                                      None of the Company’s employees are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted and proposed to be conducted.  Neither the execution nor delivery of the Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted or proposed to conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.  None of the Company’s current employees or consultants is, by virtue of such employee’s or consultant’s activities in connection with the Company’s business, violating, infringing, or misappropriating any intellectual property rights of any former employer of such employee or consultant.  To the

Company’s knowledge, it will not be necessary to use any inventions of any of its employees that were made prior to their employment by the Company.

2.11                           Employees.  No employees of the Company are represented by any labor union or covered by any collective bargaining agreement.  There are no strikes, labor disputes or union organization activities pending or threatened by the Company’s employees.  The Company has complied in all material respects with all applicable state and federal equal opportunity, minimum wage, immigration, workforce reduction, and other laws related to employment and termination of employment.  The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.  The Company is not aware that any officer, key employee, or key consultant, or that any group of key employees or consultants, intends to terminate their employment or consultancy with the Company, nor does the Company have any present intention to terminate the employment or consultancy of any of the foregoing.  Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company without payment of severance or any other consideration other than compensation accrued prior to the actual date of termination.

2.12                           Related Party Transactions.  Except for agreements explicitly contemplated by the Agreements, there are no agreements, understandings, or proposed transactions between the Company and any of its employees, officers, directors, affiliates, or any affiliate thereof.  No employee, officer, director, or stockholder of the Company or member of his or her immediate family is indebted to the Company.  There are no obligations of the Company to employees, officers, directors, or stockholders of the Company (or commitments to make loans or extend or guarantee credit) other than for payment of salary for services rendered, reimbursement for reasonable expenses incurred on behalf of the Company, and for other standard employee benefits made generally available to all employees.  No employee, officer, director, or stockholder of the Company or member of his or her immediate family is entitled to any bonus, acceleration of benefits, or payment as the result of any change of control of the Company, any termination of employment, or any other event or combination of events.  To the Company’s knowledge, no employee, officer, director, or stockholder of the Company or member of his or her immediate family has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except in connection with the ownership of stock in publicly traded companies (representing less than 1% of the outstanding stock of such company) that may compete with the Company.  No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

2.13                           Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company before any court, administrative agency, or other governmental body that questions the validity of the Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, properties or financial condition, or in any material change in the current equity ownership of the Company.  The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.  There is no action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.

2.14                           Title to Property and Assets.  The Company has good and marketable title to the properties and assets that it owns, free and clear of all mortgages, pledges, leases, liens, loans, encumbrances and charges, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s use of such property or assets.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

2.15                           Insurance.  The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

2.16                           Environmental and Safety Laws.  To the Company’s knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.17                           Permits.  The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the Company’s business, properties, assets, prospects, or financial condition.  The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.18                           Employee Benefit Plans.  Section 2.18 of the Schedule of Exceptions sets forth each of the Company’s “employee benefits plan” (as defined in the Employee Retirement Income Security Act, as amended (“ERISA”)).  The Company has made all required contributions and has no liability to such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

2.19                           Tax Returns.  The Company has timely filed all material tax returns required to be filed by it with appropriate federal, state and local governmental agencies.  Such returns and reports are true and correct in all material respects.

2.20                           Qualified Small Business Stock.  As of the date hereof, the Shares, to the Company’s knowledge, constitute “qualified small business stock” within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended.

2.21                           Corporate Documents.  The Restated Certificate and Bylaws of the Company are in the form made available to the Purchasers.

2.22                           Registration and Voting Rights.  Except as contemplated in the Agreements, (a) the Company has not granted or agreed to grant any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (b) to the Company’s knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.23                           Brokers or Finders.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any agreement entered into or action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

2.24                           Disclosure.  No representation or warranty of the Company contained in this Agreement, as qualified by the Schedule of Exceptions, the exhibits attached hereto, or any certificate furnished or to be furnished to the Purchasers at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  The Company does not represent or warrant that it will achieve any financial projections provided to the Purchasers.

3.                                       Representations and Warranties of the Purchasers.  Each Purchaser, independently and not joint and severally, hereby represents, warrants and covenants to the Company that:

3.1                                 Authorization.  Such Purchaser has full power and authority to enter into the Agreements.  Each of the Agreements, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and other general principles of equity.

3.2                                 Purchase Entirely for Own Account.  The Securities to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.  Such Purchaser has not been formed for the specific purpose of acquiring the Securities.

3.3                                 Disclosure of Information.  Such Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management.  The foregoing, however, does not limit or modify the representations and warranties of the Company set forth in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4           Restricted Securities.  Such Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.  Such Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Such Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale.  Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.  In this connection, such Purchaser represents that it is familiar with the provisions of Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.5           No Public Market.  Such Purchaser understands that no public market now exists for any of the securities issued by the Company, and that it is unlikely that a public market will ever exist for the Securities.

3.6           Legends.  Such Purchaser acknowledges that, to the extent applicable, the Securities and any securities issued in respect of or exchange for the Securities may bear one or all of the following legends:

a.             “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

b.             Any legends set forth in the Company’s Bylaws and the Rights Agreement.

c.             Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

3.7           Investor Qualification.  Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Such Purchaser is experienced in evaluating companies in the development stage such as the Company, is able to fend for itself in transactions such as the ones contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in the Company, and has the ability to bear the economic risks of the investment, including but not limited to the loss of its investment.

3.8           Tax Advisors.  Such Purchaser has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  With respect to such matters, such Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.9           Residence.  Such Purchaser resides or has its principal office location in the state identified in the address of such Purchaser set forth on Exhibit A hereto.

4.             Conditions of the Purchasers’ Obligations at the Closings.

4.1           Conditions of the Purchasers’ Obligations at the Closings.  The obligation of each Purchaser to purchase Shares at a Closing is subject to the fulfillment on or before such Closing of each of the following conditions, unless waived by the applicable Purchaser purchasing the Shares in such Closing:

a.             Representations and Warranties.  The representations and warranties of the Company contained in Section 2 (as modified by the disclosures on the Schedule of Exceptions) shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

b.             Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

c.             Restated Certificate.  The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of such Closing.

d.             Consents and Waivers.  The Company shall have obtained any and all consents and waivers from third parties necessary for consummation of the transactions contemplated by this Agreement as of such Closing.

e.             Qualifications.  All authorizations, approvals or permits of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement at the Closing shall be obtained and effective as of such Closing, except for Blue Sky law permits and qualifications that may be properly obtained after the Closing.

f.              Closing Deliverables.  The Company shall have delivered to the Purchasers each of the following:

(1)              Compliance Certificate.  The President of the Company shall deliver to the Purchasers at each Closing a certificate certifying that the conditions specified in Sections 4.1(a) and 4.1(b) have been fulfilled.

(2)              Secretary’s Certificate.  The Company shall have delivered to the Purchasers a certificate executed by the Secretary of the Company dated as of the Initial Closing, certifying as to the following matters: (a) resolutions adopted by the Board of Directors approving the execution and delivery of this Agreement and approving the transactions contemplated hereby; (b) resolutions adopted by written consent of the stockholders of the Company approving the Restated Certificate; (c) the Restated Certificate and (d) the Bylaws of the Company.

(3)              Rights Agreement.  The Company and each other Purchaser shall have executed and delivered the Rights Agreement.

g.             Board of Directors.  Effective upon the Initial Closing, the authorized size of the Board of Directors of the Company shall be six (6) members and the Board of Directors shall consist of Bruce Patterson, M.D., Marc D. Grodman, M.D., Charles T. Todd and Thaddeus Taube, leaving two vacancies.

h.             Series A-1 Warrants.  In connection with the Initial Closing only, (i) the Company and each Purchaser other than BRLI purchasing Shares in the Initial Closing shall have executed and delivered a Series A-1 Warrant; (ii) the Company and BRLI shall have executed and delivered the First BRLI Warrant; and (iii) the Company and BRLI shall have executed the BRLI Loan Warrant, and BRLI shall have delivered such executed BRLI Loan Warrant to the Company to be held as described in Section 1.2(c)(i).

5.             Conditions of the Company’s Obligations at the Closings.  The obligations of the Company to the Purchasers under this Agreement are subject to the fulfillment, on or before a Closing, of each of the following conditions, unless otherwise waived:

5.1           Representations and Warranties.  The representations and warranties of the Purchasers contained in Section 3 shall be true and correct on and as of the date of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

5.2           Performance.  All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to such Closing shall have been performed or complied with.

5.3           Qualifications.  The Company shall have obtained all authorizations, approvals or permits, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement at a Closing and such authorizations, approvals or permits shall be effective as of the date of such Closing, except for (a) the filing of such notices as may be required under the Securities Act, which will be timely filed within the applicable period therefor and (b) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable period therefor.

5.4           Rights Agreement.  The Company and each Purchaser shall have executed and delivered the Rights Agreement.

5.5           Series A-1 Warrants.  In connection with the Initial Closing only, (a) the Company and each Purchaser other than BRLI purchasing Shares in the Initial Closing shall have executed and delivered a Series A-1 Warrant; (b) the Company and BRLI shall have executed and delivered the First BRLI Warrant; and (c) the Company and BRLI shall have executed the BRLI Loan Warrant, and BRLI shall have delivered such executed BRLI Loan Warrant to the Company to be held as described in Section 1.2(c)(i).

5.6           BRLI Promissory Note.  In connection with the Initial Closing only, BRLI shall have executed and delivered to the Company the BRLI Promissory Note.

6.             Miscellaneous.

6.1           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that the rights of a Purchaser to purchase Shares shall not be assignable without the consent of the Company.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California without regard to its choice of laws principles or the choice of laws principles of any other jurisdiction.

6.3           Venue.  Any suit or proceeding relating to, arising out of or arising under this Agreement shall be brought in the federal or state courts located in Santa Clara County, California, United States, which courts shall have the sole and exclusive in personam, subject matter and other jurisdiction in connection with such suit or proceedings and venue shall be appropriate for all purposes in such courts.

6.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.5           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day (as defined below); (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to the Company shall be sent to:

InCellDx, Inc.
1700 El Camino Real
Menlo Park, CA 94027
Attn: Bruce Patterson, President and CEO
Facsimile: (650) 587-1528

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attn:	Marty Korman, Esq.
Rachel B. Proffitt, Esq.
Facsimile: (650) 493-6811

All communications to the Purchasers shall be sent to each Purchaser’s address as set forth on Exhibit A hereto or at such other address as the relevant recipient may designate pursuant to the provisions of this Section 6.6.

6.7           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Purchasers holding of a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any shares that have been sold to the public or pursuant to Rule 144).  Notwithstanding the foregoing, prior to the repayment of all of the outstanding principal of the Notes and the payment of all accrued interest thereon, any amendment, modification or waiver of Section 1.3 shall require the written consent of the holders of the Notes.  Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities and the Company.

6.8           Fees and Expenses.  The Company and each Purchaser shall bear their own expenses and legal fees incurred on their behalf with respect to the Agreements and the transactions contemplated hereby and thereby; provided, that the Company shall pay the attorneys’ fees and expenses, not to exceed $35,000, of counsel to the holders of the Company’s Series A Preferred Stock and the holders of the Notes, at the Initial Closing.

6.9           Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.  In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects, to the extent possible, the same economic, business or other purposes of the invalid, illegal or unenforceable provision.

6.10         Entire Agreement.  This Agreement and the other documents delivered pursuant hereto (including the Rights Agreement, the Series A-1 Warrants, the BRLI Promissory Note and all schedules and exhibits attached hereto and thereto, if any) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof and hereby supersede and cancel all other verbal and written agreements of the parties relating to the subject matter hereof existing between the parties hereto, including, without limitation, that certain “MEMORANDUM OF TERMS FOR FINANCING OF INCELLDX” dated March 23, 2012, and signed on behalf of the Company and BRLI.

6.11         Confidentiality.  Each party hereto agrees that, except with the prior written permission of the other parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Shares purchased hereunder, except as otherwise required by law.  The provisions of this Section 6.11 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

6.12         Advice of Counsel.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

6.13         Electronic and Facsimile Signatures.  Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf or other fixed image form) shall be binding to the same extent as an original signature page.

6.14         Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.15         Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.16         California Corporate Securities Law.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

6.17         Construction.

a.             References herein to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

b.             References herein to statutes shall include all regulations promulgated thereunder and references herein to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

c.             Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.  “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) any day on which banks are not required to be open or are authorized to close in San Francisco, California.

[Signature pages follow]

The parties have executed this Series A-1 Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

INCELLDX, INC.

By:	/s/ Bruce K. Patterson

Name: Bruce K. Patterson

Title: President and Chief Executive Officer

SIGNATURE PAGE TO INCELLDX, INC.
SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT

The parties have executed this Series A-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASER:

BIO-REFERENCE LABORATORIES, INC.

By:	/s/ Marc D. Grodman
Name:	Marc D. Grodman, MD
Title:	CEO

Address:	481B Edward H. Ross Drive
Elmwood Park, NJ 07407
Facsimile:	(201) 791-1941
E-mail:	Rfaherty@bioreference.com
RFaherty@mindspring.com

with a copy (which shall not constitute
service) to:

Arthur L. Lessler
Lessler & Lessler
540 Old Bridge Turnpike
South River, NJ 08882-1050
Facsimile:	(732) 254-7630
E-Mail:	Lessler@Compuserve.com
Lessler_2@hotmail.com

SIGNATURE PAGE TO INCELLDX, INC.
SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT